EXHIBIT 99.4

SOLITARIO EXPLORATION & ROYALTY CORP.

June 28, 2012

Mr. Trey Wasser
DHI Minerals (U.S.) Ltd.
680-789 West Pender Street
Vancouver, B.C., Canada
V6C 1H2

Re:	Repayment of Loan for Royalty Buy-Down

Dear Trey:

This letter (the “Letter Agreement”) will confirm certain agreements between Solitario Exploration & Royalty Corp. (“Solitario”) and DHI Minerals (U.S.) Ltd. (“DHI US”), as the members of Mt. Hamilton LLC, a Colorado limited liability company (“MH LLC”) and representatives of the Management Committee of MH LLC (the “Management Committee”), concerning a distribution from MH LLC and the subsequent repayment of a loan made by Solitario to DHI US on May 17, 2011, to facilitate the buy-down by MH LLC of a portion of the production royalty payable under the Mt. Hamilton Lease (as defined in paragraph 1 below) and related amendments to the December 22, 2010 Limited Liability Operating Agreement of MH LLC (as amended, the “Operating Agreement”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, Solitario and DHI US agree as follows:

1.                  Pursuant to a Purchase Agreement dated May 17, 2011 (the “Royalty Buy-Down Agreement”), MH LLC bought down two percentage points of the production royalty (the “Royalty Buy-Down”) payable to Centennial Minerals Company LLC (“CMC”) under that Mining Lease Agreement between CMC and Diamond Hill Investment Corp. (predecessor-in-interest to MH LLC) dated November 19, 2004, amended by that First Amending Agreement between CMC and DHI US dated April 20, 2005, further amended by that Royalty Reduction Agreement among CMC, DHI US and Ely Gold & Minerals Inc. (“Ely”), dated February 27, 2010, further amended by that Amendment of Lease Agreement and Royalty Reduction Agreement among CMC, DHI US and Ely dated April 28, 2010, and further amended by that Fourth Amendment to Mining Lease dated May 27, 2011 (collectively, the “Centennial Lease”). DHI US assigned its interest in the Centennial Lease to MH LLC pursuant to a Mineral Deed and Assignment dated effective as of December 22, 2010.

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2.                  The purchase price paid to CMC for the Royalty Buy-Down was $2,520,000 (the “Purchase Price”), of which $1,519,999 was paid in cash, and $1,000,001 was paid by the delivery of 344,416 shares of Solitario’s common stock to CMC, delivered by Solitario for the benefit of MH LLC. Pursuant to a May 17, 2011 letter agreement (the “May 2011 Letter Agreement”), DHI US agreed to contribute twenty percent (20%) of the Purchase Price ($504,000) to MH LLC, as a portion of the payment by MH LLC of the Purchase Price under the Purchase Agreement.

3.                  In the May 2011 Letter Agreement, DHI US and Solitario agreed that Solitario would be deemed to have loaned DHI US’s share of the Purchase Price, $504,000, to DHI US, such amount bearing interest at a rate of six percent (6%) per annum until fully repaid (the entire amount of principal and interest referred to collectively as the “Loan Amount”). The parties agreed that the Loan Amount would be repaid to Solitario exclusively from eighty percent (80%) of DHI US’s share of distributions from MH LLC, in the manner set forth in Section 3.2(c)(v) of the Operating Agreement.

4.                  The Management Committee has now agreed that MH LLC will make a distribution of $2,500,000 to its members, and the Parties hereby agree to modify the terms of the May 2011 Letter Agreement so that DHI’s portion of that distribution (which is $500,000, and is referred to herein as the “Repayment Amount”) shall be paid directly by MH LLC to Solitario and shall constitute a pay down of $500,000 of the principal of the Loan Amount. Solitario agrees to forgive (a) the entire amount of the accrued interest on the Loan Amount through June 30, 2012 and (b) all interest accrued on DHI’s share of post-Bankable Feasibility Study Company expenditures paid by Solitario on DHI’s behalf (as described in Section 3.2(c)(v) of the Operating Agreement) between February 22, 2012 and June 30, 2012. DHI expressly waives its right to receive 20% of its share of the Repayment Amount under the May 2011 Letter Agreement.

5.                  DHI US agrees that the repayment of the Repayment Amount to Solitario under paragraph 4 shall in no way be deemed a breach by Solitario of Solitario’s sole funding obligations under Section 3.2(c)(v) of the Operating Agreement.

6.                  DHI US acknowledges and agrees that Solitario may prepare and file with the relevant U.S. and Canadian securities regulators and stock exchanges an 8-K filing and related press release which describe the transactions set forth in this Letter Agreement.

7.                  Each of the parties represents and warrants to the other that it has the full corporate power and authority to execute and deliver this Letter Agreement and has taken all corporate actions required in connection therewith, and that the consummation of this Letter Agreement will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of any contract, lease, license, commitment, or any other agreement, instrument or arrangement to which it is a party, or by which it is bound.

8.                  The parties hereby confirm and agree that, as amended by this Letter Agreement, the Operating Agreement remains in good standing and in full force and effect.

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Please confirm DHI US’s agreement with the foregoing by executing duplicate originals of this Letter Agreement in the space provided below and returning one fully-executed original to me.

Yours very truly,

Solitario Exploration & Royalty Corp.

By: /s/ Christopher E. Herald
Name: Christopher E. Herald
Title: President and Chief Executive Officer

Accepted and agreed to this 28th day
of June, 2012

DHI Minerals (U.S.) Ltd.

By: Trey Wasser

Name: Trey Wasser
Title: Secretary/Treasurer & Management Committee Member